SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                  FORM 8-K

                               CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  January 24, 2001

                       INTERCOUNTY BANCSHARES, INC.
            ----------------------------------------------------
           (Exact name of registrant as specified in its charter)




             OHIO                     0-23134                 31-1004998
   ---------------------------   -------------------   ---------------------
  (State or other jurisdiction  (Commission File No.) (IRS Employer I.D. No.)
   of incorporation)


                 48 N. South Street, Wilmington, Ohio           45177
             -----------------------------------------------------------
            (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code:   (937) 382-1441
                                                   -----------------

Item 5.  Other Events.

         InterCounty Bancshares, Inc. (Company), parent company of The National Bank and Trust Company, Wilmington, Ohio, (Bank) announced net income of $1,328,000, compared to $1,646,000 earned during the fourth quarter of 1999. Net income per share was $.42 for the quarter, compared to $.52 per share for the same quarter last year.

         The fourth quarter of 2000 showed a decrease in net interest income of 9.3% compared to the same quarter last year. Although interest income increased 8.3%, interest expense increased 26.0% compared to the same period last year. The fourth quarter this year included an increase in provision for loan losses to $624,000, compared to $350,000 for the fourth quarter last year. The additional provision recorded in the fourth quarter this year was the result of higher than anticipated net charge offs, and also was in anticipation of potential losses on other loans. Non-interest income was $1,671,000, 16.2% above the fourth quarter of 1999. This increase was primarily due to increases in service charges on deposits and income from a $10 million purchase of Bank Owned Life Insurance
         (BOLI) in the third quarter of 2000. Non-interest expense decreased 7.9% from the fourth quarter of last year. Salaries and benefits were 9.0% less, equipment expense decreased 7.3%, and most other categories decreased from the same quarter last year. The Company's effective tax rate was 19.1% this quarter compared to 9.0% during the fourth quarter of 1999 primarily due to the exercise of stock options in December 1999 by certain officers that are taxable to the executives and tax deductible to the Company. Performance ratios for the fourth quarter of 2000 included a return on assets of .93%, and a return on equity of 11.23%.

         Net income for the year 2000 was $4,046,000, compared to the $5,708,000 earned during 1999. Net income per share was $1.27, compared to $1.81 per share for the same period last year.

         In the third quarter of 2000, the Company restructured a portion of its securities portfolio and during the third and fourth quarters increased its provision for loan losses. Both of these items had a significant negative impact on Company net income for the year 2000. The restructuring of the securities portfolio, resulting in the recognition of an after-tax loss of $1.37 million, was undertaken to enhance future earnings and reduce interest rate risk. Performance ratios for 2000 included a return on assets of .73%, and a return on equity of 8.85%.

         Total assets ended the year at $579.2 million, up 6.8% from the end of 1999. Total deposits were $406.7 million at December 31, 2000, an increase of 7.0% from the same date last year.

         Book value per share was $15.44 and equity to assets was 8.54% as of December 31,2000.

         On December 19 the board of directors declared a dividend of $0.19 per share payable January 25, 2001, to shareholders of record December 31, 2000. This amount represents an increase of 11.8% from the dividend declared in December 1999.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 INTERCOUNTY BANCSHARES, INC.



                                 By: /s/ Charles L. Dehner
                                     ---------------------------
                                     Charles L. Dehner
                                     Executive Vice President, Chief
                                      Financial Officer


Date:  January 24, 2001